Exhibit 99.1

Neuronetics Reports Fourth Quarter and Full Year 2019 Financial and Operating Results

MALVERN, Pa., March 03, 2020 – Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company focused on designing, developing and marketing products that improve the quality of life for patients who suffer from psychiatric disorders, today announced its financial and operating results for the fourth quarter and full year of 2019.

Fourth Quarter 2019 Highlights

•	Fourth quarter 2019 revenue of $17.4 million, an increase of 11% over the fourth quarter of 2018
•	Fourth quarter 2019 U.S. treatment session revenue of $11.2 million, an increase of 13% over the fourth quarter of 2018
•	Fourth quarter 2019 U.S. NeuroStar® Advanced Therapy revenue of $5.4 million, an increase of 14% over the fourth quarter of 2018
•	Active installed base was 1,085, as of December 31, 2019, an increase of 20% over the prior year period

Full Year 2019 Highlights

•	Full year 2019 revenue of $62.7 million, an increase of 19% over the prior year
•	Full year 2019 U.S. treatment session revenue of $41.1 million, an increase of 17% over the prior year
•	Full year 2019 U.S. NeuroStar Advanced Therapy revenue of $18.0 million, an increase of 23% over the prior year

Recent Operational Highlights

•	Received FDA’s Breakthrough Device Designation for NeuroStar Advanced Therapy treatment for bipolar disorder
•	Debt refinancing addresses near term maturities and extends the Company’s interest-only period for at least an additional 24 months
•	New loan agreement allows for a further 12-month extension of the interest-only period and an additional $15.0 million in financing subject to the achievement of certain milestones

Fourth Quarter 2019 Financial and Operating Results

“Our performance in the fourth quarter was in line with our expectations, and we were very pleased to see the continued rapid expansion of our active installed base, which we have sustainably grown by approximately 20% year over year over the last seven quarters,” said Chris Thatcher, President and Chief Executive Officer of Neuronetics. “The trend of increased penetration into ‘TMS only providers’ continued during the quarter, which we view as a positive as these are businesses that treat high volumes of patients across multiple treatment locations and have consistently selected NeuroStar Advanced Therapy as their TMS solution of choice for the treatment of Major Depressive Disorder.”

	Revenues by Geography
	Three Months ended December 31,
	2019	2018
	Amount	Amount	% Change
	(in thousands, except percentages)
United States	$17,030	$15,089	13%
International	326	546	-40%
Total revenues	$17,356	$15,635	11%

Total revenue for the fourth quarter of 2019 was $17.4 million, an increase of 11% over fourth quarter 2018 revenue of $15.6 million.  The increase was driven by a 13% increase in United States revenue offset by a decrease in international revenue.  The year over year decrease in international revenue was primarily due to a non-recurring multi-unit stocking order by Teijin Pharma Limited, our Japanese partner, during the fourth quarter of 2018.

	United States Revenues by Product Category
	Three Months ended December 31,
	2019	2018
	Amount	Amount	% Change
	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$5,413	$4,754	14%
Treatment sessions	11,243	9,909	13%
Other	374	426	-12%
Total United States revenues	$17,030	$15,089	13%

	United States NeuroStar Advanced Therapy System Revenues by Type Three Months ended December 31,
	2019	2018
	Amount	Amount	% Change
	(in thousands, except percentages)
NeuroStar Capital	$4,959	$4,338	14%
Operating lease	176	231	-24%
Other	278	185	50%
Total U.S. NeuroStar Advanced Therapy System revenues	$5,413	$4,754	14%

U.S. NeuroStar Advanced Therapy System revenue for the fourth quarter of 2019 was $5.4 million, an increase of 14% over fourth quarter 2018 revenue of $4.8 million. The increase was primarily driven by a 14% increase in NeuroStar Advanced Therapy System capital revenue, which includes capital sales and sales-type leases.  The increase in NeuroStar capital revenue was driven by a total of 78 NeuroStar Advanced Therapy Systems sold, which was an increase of 28% over the NeuroStar systems sold in the fourth quarter of 2018. This increase was offset by an 11% decline in average selling prices as compared to the fourth quarter of 2018 as a result of a higher mix of sales-type leases versus capital sales.  On a sequential quarterly basis, average selling prices increased by 1%.

As of December 31, 2019, the active unit installed base in the U.S. was 1,085. This represents an increase of 178 units, or 20%, over the active unit installed base as of December 31, 2018, and an increase of 53 units over the active installed base as of September 30, 2019.

U.S. treatment session revenue for the fourth quarter of 2019 was $11.2 million, an increase of 13% over revenue from the fourth quarter of 2018 of $9.9 million. The increase in U.S. treatment session revenue was primarily the result of an increase in the U.S. active installed base, which was partially offset by a decline in average U.S. treatment session revenue per active system. Average U.S. treatment session revenue per active system is calculated using the prior quarter’s ending active installed base, which was 1,032 as of September 30, 2019 and 858 as of September 30, 2018. In the fourth quarter of 2019, the average U.S. treatment session revenue per active system was approximately $10,900, which was a decrease of 6% compared to the fourth quarter of 2018. On a sequential quarterly basis, average U.S. treatment session revenue per active system increased by 4%.

Gross margin for the fourth quarter of 2019 was 75.7%, which is slightly lower than the fourth quarter of 2018 gross margin of 76.3%. The decrease in gross margin was the result of a higher percentage of sales-type leases combined with lower average selling prices on capital sales.

Operating expenses during the fourth quarter of 2019 were $20.1 million, an increase of $2.5 million compared to $17.6 million in the fourth quarter of 2018. The increase was primarily driven by sales force expansion and marketing initiatives, higher product and clinical development expenses, as well as additional general and administrative expenses.

Net loss for the fourth quarter of 2019 was $(7.6) million, or $(0.41) per share, as compared to fourth quarter 2018 net loss of $(6.1) million, or $(0.35) per share. Net loss per share was based on 18,626,829 and 17,654,866 weighted-average ordinary shares outstanding for the fourth quarters of 2019 and 2018, respectively.

EBITDA for the fourth quarter of 2019 was $(6.3) million as compared to the fourth quarter of 2018 EBITDA of $(5.0) million. See the accompanying financial table that reconciles EBITDA, which is a non-GAAP financial measure, to net loss.

Cash and cash equivalents were $75.7 million as of December 31, 2019. This compares to cash and cash equivalents of $82.3 million as of September 30, 2019 and $104.6 million as of December 31, 2018.

Full Year Financial and Operating Results

“In 2019, we made substantial progress in expanding our market-leading active installed base and solidifying our position as the TMS therapy of choice for high volume customers,” said Mr. Thatcher.  “As we look towards 2020, we are focused on optimizing our commercial team to drive continued growth in our installed base, increase system utilization and provide exceptional training and service to our clients.”

	Revenues by Geography
	Year ended December 31,
	2019	2018
	Amount	Amount	% Change
	(in thousands, except percentages)
United States	$60,760	$51,477	18%
International	1,896	1,299	46%
Total revenues	$62,656	$52,776	19%

Total revenue for the full year 2019 was $62.7 million, an increase of 19% over 2018 revenue of $52.8 million.  The increase was driven by an 18% increase in United States revenue and a 46% increase in international revenue. The year over year increase in international revenue was primarily due to multi-unit orders by Teijin Pharma Limited, our Japanese partner, during the second and third quarters of 2019.

	United States Revenues by Product Category
	Year ended December 31,
	2019	2018
	Amount	Amount	% Change
	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$18,007	$14,603	23%
Treatment sessions	41,120	35,287	17%
Other	1,633	1,587	3%
Total United States revenues	$60,760	$51,477	18%

	United States NeuroStar Advanced Therapy System Revenues by Type Years ended December 31,
	2019	2018
	Amount	Amount	% Change
	(in thousands, except percentages)
NeuroStar Capital	$16,196	$12,942	25%
Operating lease	730	939	-22%
Other	1,081	722	50%
Total U.S. NeuroStar Advanced Therapy System revenues	$18,007	$14,603	23%

U.S. NeuroStar Advanced Therapy revenue for the full year 2019 was $18.0 million, an increase of 23% over full year 2018 revenue of $14.6 million. The increase was primarily driven by a 25% increase in NeuroStar Advanced Therapy System capital revenue, which includes capital sales and sales-type leases.  The increase in NeuroStar capital revenue was driven by a total of 250 NeuroStar Advanced Therapy Systems sold, which was an increase of 43% over the NeuroStar systems sold in 2018. This increase was offset by a 12% decline in average selling prices as compared to 2018 as a result of a higher mix of sales-type leases versus capital sales and lower average selling prices on capital sales.

U.S. treatment session revenue for the full year 2019 was $41.1 million, an increase of 17% over full year 2018 revenue of $35.3 million. The increase in U.S. treatment session revenue was primarily the result of an increase in the U.S. active installed base, which was partially offset by a decline in average U.S. treatment session revenue per active system. Average U.S. treatment session revenue per active system is calculated using the prior quarter’s ending active installed base, which was 1,032 as of September 30, 2019 and 858 as of September 30, 2018. For the full year 2019, the average U.S. treatment session revenue per active system was approximately $39,900, which was a decrease of 3% compared to the full year 2018.

Gross margin for the full year 2019 was 75.4% compared to the full year 2018 gross margin of 76.4%.  The slight decrease in gross margin was the result of a higher percentage of sales-type leases combined with lower average selling prices on capital sales. This decrease was partially offset by increased leverage on our service and operations costs.

Operating expenses during the full year 2019 were $74.2 million, an increase of $14.0 million compared to $60.2 million in the full year 2018. The increase was primarily driven by sales force expansion and marketing initiatives, as well as additional general and administrative expenses incurred to report as a public company.

Net loss for the full year 2019 was $(29.0) million, or $1.58 per share, as compared to full year 2018 net loss of $(24.1) million, or $2.69 per share.  Net loss per share was based on 18,379,750 and 8,947,792 weighted-average ordinary shares outstanding for the fourth quarters of 2019 and 2018, respectively. Net loss per share for the full year ended December 31, 2018 includes, on a weighted-average basis the 11.0 million shares of common stock issued upon the conversion of convertible preferred stock and 6.325 million shares of common stock issued upon the closing of our initial public offering. There were 17.744 million shares outstanding as of December 31, 2018.

EBITDA for the full year 2019 was $(24.3) million as compared to the full year 2018 EBITDA of $(19.5) million. The decrease in EBITDA compared to the full year of 2018 is primarily due to the increase in net loss for the same period.  See the accompanying financial table that reconciles EBITDA, which is a non-GAAP financial measure, to net loss.

Breakthrough Device Designation

In December 2019, the Company received the FDA’s Breakthrough Device Designation from the FDA for NeuroStar Advanced Therapy treatment for bipolar disorder. The Breakthrough Device Program was established to provide patients and healthcare providers with more timely access to transformative medical devices by speeding up their development, assessment and review. Eligibility is restricted to medical devices that provide for more effective treatment or diagnosis of life-threatening or irreversibly debilitating conditions and (i) represent breakthrough technology, (ii) have no approved or cleared alternatives, (iii) offer significant advantages over existing approved or cleared alternatives, or (iv) demonstrate that their availability is in the best interest of patients.

Debt Refinance Activity

On March 2, 2020, the Company entered into a loan and security agreement with Solar Capital Ltd. (“Solar”), as collateral agent, and the lenders identified therein, for a credit facility (the “Solar Facility”) that replaced the Company’s previous $35.0 million credit facility with Oxford Finance, LLC (the “Oxford Facility”). The Solar Facility permits the Company to borrow up to an aggregate amount of $50.0 million in two tranches of term loans, a “Term A Loan” and “Term B Loan.”

On March 2, 2020, the Company borrowed an aggregate amount of $35.0 million under the Solar Facility, which was the aggregate amount available under the Term A Loan portion of the Solar Facility. Subject to certain conditions, under the Term B Loan portion of the Solar Facility, the Company is permitted to borrow, at its election, up to an aggregate amount of $15.0 million, (i) upon the Company’s achieving a trailing twelve month net product revenue milestone, and (ii) assuming no event of default shall have occurred prior to such election.

Each of the Term A Loan and Term B Loan accrue interest from the date of borrowing through the date of repayment at a floating per annum rate of interest, which resets monthly and is equal to the greater of (a) 1.66% or (b) the rate per annum rate published by the Intercontinental Exchange Benchmark Administration Ltd. for a term of one month plus 7.65%. The Term A Loan and the Term B Loan both include an interest-only period through March 1, 2022, after which time the Company will be required to make monthly payments of principal and interest. Monthly principal payments are to be paid in equal amounts on a pro rata basis to lenders. At the Company’s election, the interest only period may be extended through February 2023 if the Company satisfies a minimum net product revenue covenant through March 1, 2022 and no event of default shall have occurred.

Simultaneously with the Company’s entry into the Solar Facility, the Company prepaid in full all outstanding obligations under, and terminated, the Oxford Facility.

Business Outlook

For the full year 2020, the Company expects to report total worldwide revenue between $69.0 and $71.0 million, representing 10% and 13% year-over-year growth, respectively.

For the full year 2020, the Company expects gross margins to be in the mid 70% range, in line with full year 2019 margins.

For the full year 2020, the Company expects operating expenses to be between $76.0 and $78.0 million.

Webcast and Conference Call Information

Neuronetics’ management team will host a conference call on March 3, 2020 beginning at 8:30 a.m. Eastern Time. Investors interested in listening to the conference call on your telephone, please dial (877) 472-8990 for United States callers or +1 (629) 228-0778 for international callers and reference confirmation code 9796641, approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Neuronetics’ website at ir.neuronetics.com. The replay will be available on the Company's website for approximately 60 days.

About Neuronetics

Neuronetics, Inc. is a commercial-stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from psychiatric disorders. Our first commercial product, the NeuroStar® Advanced Therapy System, is a non-invasive and non-systemic office-based treatment that uses transcranial magnetic stimulation, or TMS, to create a pulsed, MRI-strength magnetic field that induces electrical currents designed to stimulate specific areas of the brain associated with mood.  The system is cleared by the United States Food and Drug Administration, or FDA, for the treatment of major depressive disorder in adult patients who have failed to achieve satisfactory improvement from prior antidepressant medication in the current episode.  NeuroStar is also available in other parts of the world, including Japan, where it is listed under Japan’s national health insurance.  Additional information can be found at www.neuronetics.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to: the Company’s business outlook and current expectations for upcoming quarter and fiscal year 2020, including with respect to revenue, gross margins, operating expense, the level of new system sales and any specific projections provided; the Company’s expectations regarding domestic and international growth opportunities, additional indications and the build out of its NeuroStar Advanced Therapy System platform; expectations or beliefs regarding future events, potential markets or market size, and technological developments; and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy System to generate revenues; the scale and efficacy of the Company’s salesforce; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy System for additional indications; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov.  These forward-looking statements are based on the Company's expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in the Company's expectations.

Investor Contact:

Mark R. Klausner

Westwicke Partners

443-213-0501

ir@neuronetics.com

Media Contact:

Chelsey Manko

Vault Communications

610-455-2778

cmanko@vaultcommunications.com

NEURONETICS, INC.

Statements of Operations

(Unaudited; In thousands, except per share data)

	Three Months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues	$17,356	$15,635	$62,656	$52,776
Cost of revenues	4,219	3,711	15,389	12,447
Gross Profit	13,137	11,924	47,267	40,329
Operating expenses:
Sales and marketing	11,516	10,648	42,993	38,264
General and administrative	4,312	4,715	17,457	13,667
Research and development	4,248	2,222	13,747	8,232
Total operating expenses	20,076	17,585	74,197	60,163
Loss from Operations	(6,939)	(5,661)	(26,930)	(19,834)
Other (income) expense:
Interest expense	905	939	3,685	3,688
Other expense (income), net	(290)	(457)	(1,571)	575
Net Loss	$(7,554)	$(6,143)	$(29,044)	$(24,097)

Net loss per share of common stock outstanding, basic and diluted	$(0.41)	$(0.35)	$(1.58)	$(2.69)
Weighted-average common shares outstanding, basic and diluted	18,627	17,655	18,380	8,948

NEURONETICS, INC.

Balance Sheets

(Unaudited; In thousands, except per share data)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$75,708	$104,583
Accounts receivable, net	6,569	5,620
Inventory	2,775	2,432
Current portion of net investments in sales-type leases	880	-
Current portion of prepaid commission expense	689	-
Prepaid expenses and other current assets	1,830	1,838
Total current assets	88,451	114,473
Property and equipment, net	1,107	1,378
Operating lease right-of-use assets	3,796	-
Net investments in sales-type leases	1,730	-
Prepaid commission expense	3,779	-
Other assets	1,305	1,171
Total Assets	$100,168	$117,022
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,625	$3,756
Accrued expenses	9,031	7,548
Deferred revenue	2,228	2,255
Current portion of operating lease liabilities	559	-
Current portion of long-term debt, net	11,250	-
Total current liabilities	27,693	13,559
Long-term debt, net	19,898	30,395
Deferred revenue	2,106	1,940
Operating lease liabilities	2,619	-
Deferred rent	-	86
Total Liabilities	52,316	45,980
Stockholders’ Equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding at December 31, 2019 and 2018, respectively	-	-
Common stock, $0.01 par value: 200,000 shares authorized; 18,645 and 17,744 shares issued and outstanding at December 31, 2019 and 2018, respectively	186	177
Additional paid-in capital	297,753	291,908
Accumulated deficit	(250,087)	(221,043)
Total Stockholders' Equity	47,852	71,042
Total Liabilities and Stockholders’ Equity	$100,168	$117,022

NEURONETICS, INC.

Statements of Cash Flows

(Unaudited; In thousands)

	Year ended December 31,
	2019	2018
Cash Flows from Operating Activities:
Net loss	$(29,044)	$(24,097)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,065	882
Share-based compensation	3,434	1,743
Non-cash interest expense	753	839
Change in fair value of convertible preferred stock warrant liability	-	1,396
Cost of rental units purchased by customers	223	229
Changes in certain assets and liabilities:
Accounts receivable, net	(950)	(1,353)
Inventory	(306)	(435)
Net investment in sales-type leases	(2,610)	-
Prepaid commission expense	(4,468)	-
Prepaid expenses and other assets	(565)	(237)
Accounts payable	299	606
Accrued expenses	1,549	(52)
Deferred revenue	138	(49)
Deferred rent	-	(63)
Net Cash Used in Operating Activities	(30,482)	(20,591)
Cash Flows from Investing Activities:
Purchases of property and equipment and capitalized software	(813)	(1,011)
Net Cash Used in Investing Activities	(813)	(1,011)
Cash Flows from Financing Activities:
Proceeds from issuance of common stock in initial public offering	-	99,998
Payments of public offering costs	-	(3,463)
Proceeds from exercises of stock options	2,420	503
Net Cash Provided by Financing Activities	2,420	97,038
Net (Decrease) Increase in Cash and Cash Equivalents	(28,875)	75,436
Cash and Cash Equivalents, Beginning of Period	104,583	29,147
Cash and Cash Equivalents, End of Period	$75,708	$104,583

Non-GAAP Financial Measures (Unaudited)

EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be construed as a substitute for, or superior to, GAAP net loss.  However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business.  Further, management believes the addition of the non-GAAP financial measure provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends.  The Company’s calculation of EBITDA may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA:

	Three Months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
EBITDA Reconciliation	(in thousands)		(in thousands)
Net loss	$(7,554)	$(6,143)	$(29,044)	$(24,097)
Interest expense	905	939	3,685	3,688
Income taxes	-	-	-	-
Depreciation and amortization	300	211	1,065	882
EBITDA	$(6,349)	$(4,993)	$(24,294)	$(19,527)